UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Riordan, Michael T.
   120 Tredegar Street
   Richmond, VA  23219
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   8/13/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Fort James Corporation
   FJ
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and COO
6. If Amendment, Date of Original (Month/Day/Year)
   8/20/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
COMMON STOCK                               |189066                |D               |                                               |
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COMMON STOCK                               |2219                  |I               |401K PLAN                                      |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
EMPLOYEE STOCK OPTION (R|8/13/97  |10/24/98 |COMMON STOCK           |109117   |$11.18    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|8/13/97  |6/27/00  |COMMON STOCK           |17875    |$13.42    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|8/13/97  |4/30/01  |COMMON STOCK           |44688    |$13.42    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|8/13/97  |4/30/03  |COMMON STOCK           |67031    |$13.42    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|8/13/97  |12/6/05  |COMMON STOCK           |137500   |$14.36    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|8/13/97  |12/9/06  |COMMON STOCK           |171875   |$20.18    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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EMPLOYEE STOCK OPTION (R|(1)      |8/12/07  |COMMON STOCK           |250000   |$43.05    |D            |                           |
IGHT TO BUY)            |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) 125000 ON 8/13/98, 125000 ON
8/13/99.
SIGNATURE OF REPORTING PERSON
CLIFFORD A. CUTCHINS, IV
DATE
APRIL 8, 1998